EXHIBIT 99.1

RALPH LAUREN REPORTS THIRD QUARTER FISCAL 2019 RESULTS

NEW YORK--(BUSINESS WIRE)—February 5, 2019-- Ralph Lauren Corporation (NYSE:RL), a global leader in the design, marketing, and distribution of premium lifestyle products, today reported net revenue growth of 5% (6% in constant currency) and earnings per diluted share of $1.48 on a reported basis and $2.32 on an adjusted basis, excluding restructuring-related and other charges, for the third quarter of Fiscal 2019. This compared to earnings per diluted share of ($1.00) on a reported basis and $2.03 on an adjusted basis, excluding restructuring-related and other charges, for the third quarter of Fiscal 2018.

“Our passionate teams are focused on staying true to the authentic expression of the Ralph Lauren lifestyle while evolving with the changing consumer and global retail landscape around us,” said Ralph Lauren, Executive Chairman and Chief Creative Officer. “As we continue to strengthen the foundations of our business and elevate our iconic brand, I am pleased with the progress we are making.”

“Solid execution on our key initiatives, especially during the important holiday period, delivered better-than-expected results for the third quarter as we drove higher average unit retail and continued to improve  quality of sales overall,” said Patrice Louvet, President and Chief Executive Officer. “These results give us confidence that our strategic investments in brand-building, product, digital, and global expansion are on the right track, while the strength of our balance sheet will continue to be a competitive advantage as we manage through an increasingly volatile global environment.”

We delivered across the following strategic initiatives in the third quarter of Fiscal 2019:

•	Win Over a New Generation of Consumers
o	Increased marketing investment by 18% to last year, with a focus on driving brand awareness and engagement over the holiday season
o	Elevated our brand and connected with new consumers through our collaboration with UK-based streetwear brand Palace and our Winter Stadium Limited Edition launch
o
Continued to leverage celebrity and social influencers that resonate with different segments of the Ralph Lauren consumer base, including custom designs for the wedding of Nick Jonas and Priyanka Chopra and new Ralph Lauren Romance fragrance ambassador Taylor Hill

•	Energize Core Products and Accelerate Under-Developed Categories
o	Average unit retail across our direct-to-consumer network was up 9% through elevating the product assortment and continued quality of sales initiatives
o	Denim and outerwear category sell-out trends were encouraging, driven by an improved merchandising and distribution focus
o	Our limited edition Polo collections continued to gain traction as we leveraged our Polo mobile app in the U.S. and marketing programs globally
•	Drive Targeted Expansion in Our Regions and Channels
o	North America sales increased 3% to last year, with 4% retail comps more than offsetting planned reductions to the off-price wholesale channel
o	Solid growth in international markets, with double-digit revenue growth in both Europe and Asia on a reported and constant currency basis
o	Momentum in Asia continued with 11% revenue growth and 4% comps in constant currency, led by 19% constant currency growth in Greater China and strength across Japan, South Korea and Australia

o	Continued to expand our global distribution with new retail stores and digital pure players
•	Lead With Digital
o	Global digital revenue grew 20% to last year in constant currency, driven by strength across all regions
o
Growth in our directly-operated digital flagships exceeded our expectations, with a digital comp increase of 21% in North America as we anniversaried our platform upgrade and 13% in Europe.  These improvements were driven by brand building initiatives, an enhanced consumer experience, and higher quality of sales – all enabled by our new platform

o	Reinforced our brand presence in China through continued expansion of our China digital commerce site launched in September and pure-play partnerships
•	Operate With Discipline to Fuel Growth
o	Adjusted gross margin was up 90 basis points driven by quality of sales
o	Adjusted operating expenses, excluding our marketing investment, were slightly below third quarter revenue growth despite a significant acceleration in digital commerce sales
o	Continued to consolidate our real estate footprint with the completed sale of our Beechwood facility in North Carolina, driving increased efficiency in our North America distribution network

Third Quarter Fiscal 2019 Income Statement Review

Net Revenue. In the third quarter of Fiscal 2019, revenue increased by 5.1% to $1.7 billion on a reported basis and was up 6.3% in constant currency, driven by positive results across regions. Foreign currency negatively impacted revenue growth by approximately 120 basis points in the third quarter.

Revenue performance for the Company’s reportable segments in the third quarter compared to the prior year period was:

•
North America Revenue. North America revenue in the third quarter increased 3% to $909 million. North America wholesale revenue was down 3% to last year reflecting planned reductions in off-price sales. In retail, comparable store sales in North America were up 4%, including flat comps in brick and mortar stores and a 21% increase in digital commerce.

•
Europe Revenue. Europe revenue in the third quarter increased 10% to $415 million on a reported basis and increased 13% to last year in constant currency.  In retail, comparable store sales in Europe were up 4% on a constant currency basis, driven by a 3% increase in brick and mortar store comps and a 13% increase in digital commerce.  Europe wholesale revenue increased 16% on a reported basis and increased 20% in constant currency.  As previously discussed, third quarter results partly benefited from a shift in timing of shipments that will negatively impact fourth quarter results.

•
Asia Revenue. Asia revenue in the third quarter increased 10% to $275 million on a reported basis and increased 11% in constant currency, with strong performance across every market, including 19% constant currency growth in Greater China. Comparable store sales in Asia increased 4% in constant currency, reflecting growth in both brick and mortar and digital commerce operations.

Gross Profit. Gross profit for the third quarter of Fiscal 2019 was $1.1 billion and gross margin was 61.4%. On an adjusted basis, gross margin was 61.6%, 90 basis points above the prior year.

The increase in adjusted gross margin was driven by initiatives to improve quality of sales through reduced promotional activity and improved pricing as well as favorable product and channel sales mix. Foreign currency benefited gross margin by 30 basis points in the third quarter.

Operating Expenses. Operating expenses in the third quarter of Fiscal 2019 were $866 million on a reported basis, including $42 million in restructuring-related and other charges. On an adjusted basis, excluding such charges, operating expenses were $823 million, up 6% to prior year driven by an 18% increase in marketing investment. Excluding marketing, adjusted operating expenses were up 4.6%, slightly behind revenue growth in the quarter.

Adjusted operating expense rate was 47.7%, 20 basis points above the prior year period, excluding restructuring-related and other charges. This increase was due to increased marketing investment, new store expansion, and channel mix shift as a greater portion of our revenue was generated by our retail businesses, which typically carry a higher operating expense rate.

Operating Income. Operating income for the third quarter of Fiscal 2019 was $194 million on a reported basis, including restructuring-related and other charges of $45 million, and operating margin was 11.2%. Adjusted operating income was $239 million and adjusted operating margin was 13.9%, 70 basis points above the prior year, excluding restructuring-related and other charges from both periods, driven by gross margin expansion. Foreign currency benefited operating margin by 20 basis points in the third quarter.

•
North America Operating Income. North America operating income in the third quarter was $204 million on a reported and $205 million on an adjusted basis. Adjusted North America operating margin was 22.6%, up 20 basis points to last year.

•
Europe Operating Income. Europe operating income in the third quarter was $91 million on a reported and $93 million on an adjusted basis. Adjusted Europe operating margin was 22.4%, 100 basis points higher than the prior year period. In constant currency, the adjusted operating margin declined by 40 basis points, as strong sales leverage was more than offset by gross margin contraction.

•
Asia Operating Income. Asia operating income in the third quarter was $48 million on both a reported and adjusted basis. Adjusted Asia operating margin was 17.4%, down 30 basis points to the prior year and down 10 basis points in constant currency, as gross margin expansion was more than offset by an increase in SG&A due to new store openings and higher marketing investments.

Net Income and EPS. On a reported basis, net income in the third quarter of Fiscal 2019 was $120 million or $1.48 per diluted share. On an adjusted basis, net income was $188 million, or $2.32 per diluted share, excluding restructuring-related and other charges. This compared to a net loss of $82 million, or $1.00 per diluted share on a reported basis, and net income of $167 million, or $2.03 per diluted share on an adjusted basis, for the third quarter of Fiscal 2018.

In the third quarter of Fiscal 2019, the Company had an effective tax rate of 39.8% on a reported and 23.2% on an adjusted basis, excluding restructuring-related and other charges. This compared to a reported and adjusted effective tax rate of 143.9% and 21.6%, respectively, in the prior year period.

Balance Sheet and Cash Flow Review

The Company ended the third quarter of Fiscal 2019 with $2.1 billion in cash and short and long-term investments and $687 million in total debt, compared to $2.1 billion and $589 million, respectively, at the end of the third quarter of Fiscal 2018.

Inventory at the end of the third quarter of Fiscal 2019 was $914 million, up 11% compared to the prior year period. Similar to second quarter, the increase reflected planned investments to support global store expansion and earlier deliveries versus the prior year to better align with customer demand.  Higher inventories also included increased shipments to our Europe wholesale customers and factory stores as we continued to restore our product assortment following significant pullbacks.  We expect inventory levels to normalize as we move through the end of the fiscal year.

The Company repurchased approximately $208 million of Class A Common Stock during the third quarter. Approximately $700 million remained available under the Company’s authorized share repurchase programs at the end of the third quarter.

Full Year Fiscal 2019 and Fourth Quarter Outlook

The full year Fiscal 2019 and fourth quarter guidance excludes restructuring-related and other charges, as described in the “Non-U.S. GAAP Financial Measures” section of this press release.

For Fiscal 2019, the Company now expects net revenue to be up slightly on a constant currency basis. Foreign currency is expected to have approximately 80 to 90 basis points of negative impact on revenue growth in Fiscal 2019.

The Company now expects operating margin for Fiscal 2019 to increase 60 basis points in constant currency, up from 40 to 60 basis points previously, driven by gross margin expansion. Foreign currency is expected to have minimal impact on operating margin in Fiscal 2019.

In the fourth quarter of Fiscal 2019, the Company expects net revenue to be down slightly in constant currency due to a planned reduction in off-price sales. Foreign currency is expected to pressure revenue growth by about 300 basis points in the fourth quarter of Fiscal 2019.

Operating margin for the fourth quarter of Fiscal 2019 is expected to be up about 70 basis points in constant currency. Foreign currency is expected to have about 60 basis points of negative impact on operating margin in the fourth quarter.

We expect the full year Fiscal 2019 tax rate to be approximately 21%. The tax rate for the fourth quarter of Fiscal 2019 is estimated at 16% to 17%.

The Company now expects capital expenditures of approximately $250 million for Fiscal 2019, down from our previous expectation of $275 million due to timing shifts into Fiscal 2020.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Tuesday, February 5th, at 9:00 A.M. Eastern. Listeners may access a live broadcast of the conference call on the Company's investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4963 or 800-857-5209.  To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Ralph Lauren Third Quarter 2019 conference call.

An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Tuesday, February 5, 2019 through 6:00 P.M. Eastern, Tuesday, February 12, 2019 by dialing 203-369-1055 or 866-441-1047 and entering passcode 6412.

ABOUT RALPH LAUREN
Ralph Lauren Corporation (NYSE:RL) is a global leader in the design, marketing and distribution of premium lifestyle products in five categories: apparel, accessories, home, fragrances, and hospitality. For more than 50 years, Ralph Lauren's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Ralph Lauren, Ralph Lauren Collection, Ralph Lauren Purple Label, Polo Ralph Lauren, Double RL, Lauren Ralph Lauren, Polo Ralph Lauren Children, Chaps, and Club Monaco, among others, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release and oral statements made from time to time by representatives of the Company may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements under "Full Year Fiscal 2019 and Fourth Quarter Outlook" and the statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, employee reductions, margins, expenses and earnings and are indicated by words or phrases such as "anticipate," "estimate," "expect," "project," "we believe," "can" and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company's expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. The factors that could cause actual results to materially differ include, among others: the loss of key personnel, including Mr. Ralph Lauren, or other changes in our executive and senior management team or to our operating structure, and our ability to effectively transfer knowledge during periods of transition; our ability to successfully implement our long-term growth strategy and achieve anticipated operating enhancements and cost reductions from our restructuring plans; the impact to our business resulting from investments and other costs incurred in connection with the execution of our long-term growth strategy, including restructuring-related charges, which may be dilutive to our earnings in the short term; our ability to continue to expand or grow our business internationally and the impact of related changes in our customer, channel, and geographic sales mix as a result; our ability to open new retail stores, concession shops, and digital commerce sites in an effort to expand our direct-to-consumer presence; the impact to our business resulting from changes in consumers' ability, willingness, or preferences to purchase premium lifestyle products that we offer for sale and our ability to forecast consumer demand, which could result in either a build-up or shortage of inventory; our ability to continue to maintain our brand image and reputation and protect our trademarks; our ability to effectively manage inventory levels and the increasing pressure on our margins in a highly promotional retail environment; the impact to our business resulting from potential costs and obligations related to the early closure of our stores or termination of our long-term, non-cancellable leases; the impact of economic, political, and other conditions on us, our customers, suppliers, vendors, and lenders; our ability to secure our facilities and systems and those of our third-party service providers from, among other things, cybersecurity breaches, acts of vandalism, computer viruses, or similar Internet or email events; our efforts to successfully enhance, upgrade, and/or transition our global information technology systems and digital commerce platform; the potential impact to our business resulting from the imposition of additional duties, tariffs, taxes, and other charges or barriers to trade, including those resulting from current trade developments with China; a variety of legal, regulatory, tax, political, and economic risks, including risks related to the importation and exportation of products which our operations are currently subject to, or may become subject to as a result of potential changes in legislation, and other risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments, and the burdens of complying with a variety of foreign laws and regulations, including tax laws, trade and labor restrictions, and related laws that may reduce the flexibility of our business; changes in our tax obligations and effective tax rate due to a variety of other factors, including potential additional changes in U.S. or foreign tax laws and regulations, accounting rules, or the mix and level of earnings by jurisdiction in future periods that are not currently known or anticipated; the impact to our business resulting from the United Kingdom's decision to exit the European Union and the uncertainty surrounding the terms and conditions of such a withdrawal, as well as the related impact to global stock markets and currency exchange rates; the impact to our business resulting from increases in the costs of raw materials, transportation, and labor, including healthcare-related costs; our exposure to currency exchange rate fluctuations from both a transactional and translational perspective; the potential impact to our business resulting from the financial difficulties of certain of our large wholesale customers, which may result in consolidations, liquidations, restructurings, and other ownership changes in the retail industry, as well as other changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors; the potential impact on our operations and on our suppliers and customers resulting from natural or man-made disasters; the impact to our business of events of unrest and instability that are currently taking place in certain parts of the world, as well as from any terrorist action, retaliation, and the threat of further action or retaliation; our ability to maintain our credit profile and ratings within the financial community; our ability to access sources of liquidity to provide for our cash needs, including our debt obligations, tax obligations, payment of dividends, capital expenditures, and potential repurchases of our Class A common stock, as well as the ability of our customers, suppliers, vendors, and lenders to access sources of liquidity to provide for their own cash needs; the potential impact to the trading prices of our securities if our Class A common stock share repurchase activity and/or cash dividend payments differ from investors' expectations; our intention to introduce new products or enter into or renew alliances; changes in the business of, and our relationships with, major department store customers and licensing partners; our ability to make certain strategic acquisitions and successfully integrate the acquired businesses into our existing operations; and other risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions)
(Unaudited)

	December 29,	March 31,	December 30,
	2018	2018	2017

ASSETS
Current assets:
Cash and cash equivalents	$680.5	$1,304.6	$1,175.7
Short-term investments	1,382.5	699.4	862.3
Accounts receivable, net of allowances	304.0	421.4	295.2
Inventories	914.5	761.3	825.4
Income tax receivable	34.4	38.0	69.8
Prepaid expenses and other current assets	380.5	323.7	304.8
Total current assets	3,696.4	3,548.4	3,533.2

Property and equipment, net	1,079.3	1,186.3	1,215.9
Deferred tax assets	76.5	86.6	133.1
Goodwill	924.8	950.5	935.0
Intangible assets, net	169.5	188.0	201.5
Other non-current assets(a)	145.5	183.5	180.3
Total assets	$6,092.0	$6,143.3	$6,199.0

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$-	$10.1	$-
Current portion of long-term debt	-	298.1	298.3
Accounts payable	169.1	165.6	184.3
Income tax payable	67.6	30.0	138.5
Accrued expenses and other current liabilities	1,037.0	1,083.4	1,089.1
Total current liabilities	1,273.7	1,587.2	1,710.2

Long-term debt	686.8	288.0	290.3
Income tax payable	152.2	124.8	150.8
Non-current liability for unrecognized tax benefits	88.5	79.2	76.4
Other non-current liabilities	536.9	606.7	563.8
Total liabilities	2,738.1	2,685.9	2,791.5

Equity:
Common stock	1.3	1.3	1.3
Additional paid-in-capital	2,470.5	2,383.4	2,365.1
Retained earnings	5,996.3	5,752.2	5,751.5
Treasury stock, Class A, at cost	(5,012.9)	(4,581.0)	(4,579.8)
Accumulated other comprehensive loss	(101.3)	(98.5)	(130.6)
Total equity	3,353.9	3,457.4	3,407.5
Total liabilities and equity	$6,092.0	$6,143.3	$6,199.0

Net Cash (incl. LT Investments)	1,421.9	1,494.0	1,532.7
Cash & Investments (ST & LT)	2,108.7	2,090.2	2,121.3

Net Cash (excl. LT Investments)	1,376.2	1,407.8	1,449.4
Cash & ST Investments	2,063.0	2,004.0	2,038.0

(a) Includes non-current investments of:	$45.7	$86.2	$83.3

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Three Months Ended
	December 29,	December 30,
	2018	2017

North America	$908.7	$886.4
Europe	415.2	378.5
Asia	274.8	251.0
Other non-reportable segments	127.1	125.9
Net revenues	1,725.8	1,641.8
Cost of goods sold	(666.3)	(645.6)
Gross profit	1,059.5	996.2
Selling, general, and administrative expenses	(823.4)	(779.8)
Impairment of assets	(2.2)	(3.9)
Restructuring and other charges	(40.1)	(23.3)
Total other operating expenses, net	(865.7)	(807.0)
Operating income	193.8	189.2
Interest expense	(5.2)	(4.8)
Interest income	9.9	3.3
Other income (expense), net	1.0	(1.4)
Income before income taxes	199.5	186.3
Income tax provision	(79.5)	(268.1)
Net income (loss)	$120.0	$(81.8)
Net income (loss) per common share - Basic	$1.50	$(1.00)
Net income (loss) per common share - Diluted	$1.48	$(1.00)
Weighted average common shares outstanding - Basic	80.2	81.7
Weighted average common shares outstanding - Diluted	81.2	81.7
Dividends declared per share	$0.625	$0.50

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Nine Months Ended
	December 29,	December 30,
	2018	2017

North America	$2,494.5	$2,471.7
Europe	1,225.0	1,165.0
Asia	767.5	676.9
Other non-reportable segments	320.3	339.5
Net revenues	4,807.3	4,653.1
Cost of goods sold	(1,822.8)	(1,809.9)
Gross profit	2,984.5	2,843.2
Selling, general, and administrative expenses	(2,358.9)	(2,266.9)
Impairment of assets	(13.3)	(24.8)
Restructuring and other charges	(78.4)	(78.7)
Total other operating expenses, net	(2,450.6)	(2,370.4)
Operating income	533.9	472.8
Interest expense	(15.6)	(14.4)
Interest income	29.5	7.6
Other expense, net	(0.6)	(1.7)
Income before income taxes	547.2	464.3
Income tax provision	(147.9)	(342.8)
Net income	$399.3	$121.5
Net income per common share - Basic	$4.92	$1.49
Net income per common share - Diluted	$4.85	$1.47
Weighted average common shares outstanding - Basic	81.1	81.7
Weighted average common shares outstanding - Diluted	82.3	82.5
Dividends declared per share	$1.875	$1.50

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions)
(Unaudited)

	Nine Months Ended
	December 29,	December 30,
	2018	2017
Cash flows from operating activities:
Net income	$399.3	$121.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	212.0	219.4
Deferred income tax expense (benefit)	13.7	(8.0)
Loss on sale of property	11.6	-
Non-cash stock-based compensation expense	65.3	56.3
Non-cash impairment of assets	13.3	24.8
Non-cash restructuring-related inventory charges	3.1	1.3
Other non-cash charges	7.6	10.3
Changes in operating assets and liabilities:
Accounts receivable	105.9	158.9
Inventories	(179.3)	(11.6)
Prepaid expenses and other current assets	(75.7)	(4.2)
Accounts payable and accrued liabilities	24.9	105.0
Income tax receivables and payables	82.7	279.7
Deferred income	(10.6)	3.8
Other balance sheet changes	9.3	(6.1)
Net cash provided by operating activities	683.1	951.1

Cash flows from investing activities:
Capital expenditures	(149.2)	(123.0)
Purchases of investments	(2,627.8)	(985.5)
Proceeds from sales and maturities of investments	1,975.2	795.3
Acquisitions and ventures	(4.5)	(4.6)
Proceeds from sale of property	20.0	-
Settlement of net investment hedges	(23.8)	-
Net cash used in investing activities	(810.1)	(317.8)

Cash flows from financing activities:
Repayments of short-term debt	(9.9)	-
Proceeds from the issuance of long-term debt	398.1	-
Repayments of long-term debt	(300.0)	-
Payments of capital lease obligations	(14.8)	(21.2)
Payments of dividends	(141.6)	(121.7)
Repurchases of common stock, including shares surrendered for tax withholdings	(431.9)	(15.9)
Proceeds from exercise of stock options	21.8	0.1
Other financing activities	(2.8)	-
Net cash used in financing activities	(481.1)	(158.7)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(23.9)	36.8
Net increase (decrease) in cash, cash equivalents, and restricted cash	(632.0)	511.4
Cash, cash equivalents, and restricted cash at beginning of period	1,355.5	711.8
Cash, cash equivalents, and restricted cash at end of period	$723.5	$1,223.2

RALPH LAUREN CORPORATION
OTHER INFORMATION
(in millions)
(Unaudited)

SEGMENT INFORMATION
Net revenues and operating income for the periods ended December 29, 2018 and December 30, 2017 for each segment were as follows:

	Three Months Ended		Nine Months Ended
	December 29,	December 30,	December 29,	December 30,
	2018	2017	2018	2017

Net revenues:
North America	$908.7	$886.4	$2,494.5	$2,471.7
Europe	415.2	378.5	1,225.0	1,165.0
Asia	274.8	251.0	767.5	676.9
Other non-reportable segments	127.1	125.9	320.3	339.5
Total net revenues	$1,725.8	$1,641.8	$4,807.3	$4,653.1

Operating income:
North America	$204.3	$196.6	$574.0	$549.3
Europe	91.4	81.0	291.9	273.6
Asia	47.9	44.3	123.3	101.0
Other non-reportable segments	42.6	37.1	97.9	96.9
	386.2	359.0	1,087.1	1,020.8

Unallocated corporate expenses	(152.3)	(146.5)	(474.8)	(469.3)
Unallocated restructuring and other charges	(40.1)	(23.3)	(78.4)	(78.7)
Total operating income	$193.8	$189.2	$533.9	$472.8

RALPH LAUREN CORPORATION
Constant Currency Financial Measures
(in millions)
(Unaudited)

Comparable Store Sales Data

	Three Months Ended	Nine Months Ended
	December 29, 2018 % Change	December 29, 2018 % Change
	Constant Currency	Constant Currency
North America
Digital commerce	21%	11%
Excluding Digital commerce	0%	(1%)
Total North America	4%	1%

Europe
Digital commerce	13%	6%
Excluding Digital commerce	3%	(3%)
Total Europe	4%	(2%)

Asia
Digital commerce	62%	60%
Excluding Digital commerce	4%	5%
Total Asia	4%	5%

Total Ralph Lauren	4%	1%

Operating Segment Net Revenue Data

	Three Months Ended		% Change
	December 29, 2018	December 30, 2017	As Reported	Constant Currency
North America	$908.7	$886.4	2.5%	2.6%
Europe	415.2	378.5	9.7%	13.3%
Asia	274.8	251.0	9.5%	11.4%
Other non-reportable segments	127.1	125.9	0.9%	1.0%
Net revenues	$1,725.8	$1,641.8	5.1%	6.3%

	Nine Months Ended		% Change
	December 29, 2018	December 30, 2017	As Reported	Constant Currency
North America	$2,494.5	$2,471.7	0.9%	1.0%
Europe	1,225.0	1,165.0	5.2%	4.8%
Asia	767.5	676.9	13.4%	13.7%
Other non-reportable segments	320.3	339.5	(5.7%)	(5.7%)
Net revenues	$4,807.3	$4,653.1	3.3%	3.3%

RALPH LAUREN CORPORATION
Revenue by Sales Channel
(in millions)
(Unaudited)

	Three Months Ended
	December 29, 2018					December 30, 2017
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total

Sales Channel:
Wholesale	$365.5	$166.5	$13.4	$11.1	$556.5	$377.1	$143.7	$13.6	$8.4	$542.8
Retail	543.2	248.7	261.4	68.3	1,121.6	509.3	234.8	237.4	73.2	1,054.7
Licensing	-	-	-	47.7	47.7	-	-	-	44.3	44.3
Total net revenues	$908.7	$415.2	$274.8	$127.1	$1,725.8	$886.4	$378.5	$251.0	$125.9	$1,641.8

	Nine Months Ended
	December 29, 2018					December 30, 2017
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total

Sales Channel:
Wholesale	$1,128.4	$536.1	$48.2	$23.6	$1,736.3	$1,141.7	$492.8	$39.4	$21.7	$1,695.6
Retail	1,366.1	688.9	719.3	165.6	2,939.9	1,330.0	672.2	637.5	184.8	2,824.5
Licensing	-	-	-	131.1	131.1	-	-	-	133.0	133.0
Total net revenues	$2,494.5	$1,225.0	$767.5	$320.3	$4,807.3	$2,471.7	$1,165.0	$676.9	$339.5	$4,653.1

RALPH LAUREN CORPORATION
Global Retail Store Network

	December 29,	December 30,
	2018	2017

North America
Ralph Lauren Stores	42	44
Polo Factory Stores	185	174
Total Directly Operated Stores	227	218
Concessions	2	2

Europe
Ralph Lauren Stores	23	20
Polo Factory Stores	64	62
Total Directly Operated Stores	87	82
Concessions	25	25

Asia
Ralph Lauren Stores	55	49
Polo Factory Stores	56	54
Total Directly Operated Stores	111	103
Concessions	619	599

Other
Club Monaco Stores	76	78
Club Monaco Concessions	5	2

Global Directly Operated Stores and Concessions
Ralph Lauren Stores	120	113
Polo Factory Stores	305	290
Club Monaco Stores	76	78
Total Directly Operated Stores	501	481
Concessions	651	628

Global Licensed Stores and Concessions
Ralph Lauren Licensed Stores	101	87
Club Monaco Licensed Stores	59	62
Total Licensed Stores	160	149
Licensed Concessions	111	122

RALPH LAUREN CORPORATION
Reconciliation of Certain Non-U.S. GAAP Financial Measures
(in millions, except per share data)
(Unaudited)

	Three Months Ended
	December 29, 2018
	As Reported	Total Adjustments(a)(b)	As Adjusted
Net revenues	$1,725.8	$-	$1,725.8
Gross profit	1,059.5	3.1	1,062.6
Gross profit margin	61.4%		61.6%
Total other operating expenses, net	(865.7)	42.3	(823.4)
Operating expense margin	50.2%		47.7%
Operating income	193.8	45.4	239.2
Operating margin	11.2%		13.9%
Income before income taxes	199.5	45.4	244.9
Income tax provision	(79.5)	22.6	(56.9)
Effective tax rate	39.8%		23.2%
Net income	$120.0	$68.0	$188.0
Net income per diluted common share	$1.48		$2.32
Weighted average common shares outstanding - Diluted	81.2		81.2
SEGMENT INFORMATION -
OPERATING INCOME:
North America	$204.3	$1.1	$205.4
Operating margin	22.5%		22.6%
Europe	91.4	1.6	93.0
Operating margin	22.0%		22.4%
Asia	47.9	-	47.9
Operating margin	17.4%		17.4%
Other non-reportable segments	42.6	2.3	44.9
Operating margin	33.5%		35.4%
Unallocated corporate expenses and restructuring and other charges	(192.4)	40.4	(152.0)
Total operating income	$193.8	$45.4	$239.2

	Nine Months Ended
	December 29, 2018
	As Reported	Total Adjustments(a)(c)	As Adjusted
Net revenues	$4,807.3	$-	$4,807.3
Gross profit	2,984.5	3.1	2,987.6
Gross profit margin	62.1%		62.1%
Total other operating expenses, net	(2,450.6)	91.7	(2,358.9)
Operating expense margin	51.0%		49.1%
Operating income	533.9	94.8	628.7
Operating margin	11.1%		13.1%
Income before income taxes	547.2	94.8	642.0
Income tax provision	(147.9)	8.0	(139.9)
Effective tax rate	27.0%		21.8%
Net income	$399.3	$102.8	$502.1
Net income per diluted common share	$4.85		$6.10
Weighted average common shares outstanding - Diluted	82.3		82.3
SEGMENT INFORMATION -
OPERATING INCOME:
North America	$574.0	$1.4	$575.4
Operating margin	23.0%		23.1%
Europe	291.9	1.8	293.7
Operating margin	23.8%		24.0%
Asia	123.3	3.7	127.0
Operating margin	16.1%		16.5%
Other non-reportable segments	97.9	8.9	106.8
Operating margin	30.6%		33.4%
Unallocated corporate expenses and restructuring and other charges	(553.2)	79.0	(474.2)
Total operating income	$533.9	$94.8	$628.7

RALPH LAUREN CORPORATION
Reconciliation of Certain Non-U.S. GAAP Financial Measures
(in millions, except per share data)
(Unaudited)

	Three Months Ended
	December 30, 2017
	As Reported	Total Adjustments(a)(d)	As Adjusted
Net revenues	$1,641.8	$-	$1,641.8
Gross profit	996.2	-	996.2
Gross profit margin	60.7%		60.7%
Total other operating expenses, net	(807.0)	27.2	(779.8)
Operating expense margin	49.2%		47.5%
Operating income	189.2	27.2	216.4
Operating margin	11.5%		13.2%
Income before income taxes	186.3	27.2	213.5
Income tax provision	(268.1)	222.0	(46.1)
Effective tax rate	143.9%		21.6%
Net income (loss)	$(81.8)	$249.2	$167.4
Net income (loss) per diluted common share	$(1.00)		$2.03
Weighted average common shares outstanding - Diluted	81.7		82.6
SEGMENT INFORMATION -
OPERATING INCOME:
North America	$196.6	$1.7	$198.3
Operating margin	22.2%		22.4%
Europe	81.0	-	81.0
Operating margin	21.4%		21.4%
Asia	44.3	0.2	44.5
Operating margin	17.6%		17.7%
Other non-reportable segments	37.1	0.1	37.2
Operating margin	29.5%		29.6%
Unallocated corporate expenses and restructuring and other charges	(169.8)	25.2	(144.6)
Total operating income	$189.2	$27.2	$216.4

	Nine Months Ended
	December 30, 2017
	As Reported	Total Adjustments(a)(e)	As Adjusted
Net revenues	$4,653.1	$-	$4,653.1
Gross profit	2,843.2	1.3	2,844.5
Gross profit margin	61.1%		61.1%
Total other operating expenses, net	(2,370.4)	103.5	(2,266.9)
Operating expense margin	50.9%		48.7%
Operating income	472.8	104.8	577.6
Operating margin	10.2%		12.4%
Income before income taxes	464.3	104.8	569.1
Income tax provision	(342.8)	196.3	(146.5)
Effective tax rate	73.8%		25.7%
Net income	$121.5	$301.1	$422.6
Net income per diluted common share	$1.47		$5.12
Weighted average common shares outstanding - Diluted	82.5		82.5
SEGMENT INFORMATION -
OPERATING INCOME:
North America	$549.3	$3.4	$552.7
Operating margin	22.2%		22.4%
Europe	273.6	1.3	274.9
Operating margin	23.5%		23.6%
Asia	101.0	1.1	102.1
Operating margin	14.9%		15.1%
Other non-reportable segments	96.9	9.1	106.0
Operating margin	28.6%		31.2%
Unallocated corporate expenses and restructuring and other charges	(548.0)	89.9	(458.1)
Total operating income	$472.8	$104.8	$577.6

RALPH LAUREN CORPORATION
Footnotes to Non-U.S. GAAP Financial Measures

(a)
Adjustments for inventory-related charges are recorded within cost of goods sold in the consolidated statements of operations. Adjustments for impairment-related charges are recorded within impairment of assets in the consolidated statements of operations. Adjustments for enactment-related charges recorded in connection with U.S. tax reform and other income tax-related adjustments are recorded within the income tax provision in the consolidated statement of operations. Adjustments for all other charges are recorded within restructuring and other charges in the consolidated statements of operations.

(b)
Adjustments for the three months ended December 29, 2018 include (i) charges of $41.4 million recorded in connection with the Company's restructuring plans, consisting of restructuring charges, impairment of assets, inventory-related charges, and a loss on sale of property; (ii) additional impairment of assets of $0.5 million related to underperforming stores as a result of on-going store portfolio evaluation; and (iii) other charges of $3.5 million related to depreciation expense associated with the Company's former Polo store at 711 Fifth Avenue in New York City. The income tax provision reflects enactment-related charges of $32.3 million recorded in connection with U.S. tax reform.

(c)
Adjustments for the nine months ended December 29, 2018 include (i) charges of $74.3 million recorded in connection with the Company's restructuring plans, consisting of restructuring charges, impairment of assets, inventory-related charges, and a loss on sale of property; (ii) additional impairment of assets of $5.8 million related to underperforming stores as a result of on-going store portfolio evaluation; and (iii) other charges of $14.7 million primarily related to depreciation expense associated with the Company's former Polo store at 711 Fifth Avenue in New York City and its customs audit. The income tax provision reflects enactment-related charges of $27.6 million recorded in connection with U.S. tax reform.

(d)
Adjustments for the three months ended December 30, 2017 include (i) charges of $22.0 million recorded in connection with the Way Forward Plan, consisting of restructuring charges, impairment of assets, and accelerated stock-based compensation expense; (ii) additional impairment of assets of $1.7 million related to underperforming stores as a result of on-going store portfolio evaluation; and (iii) other charges of $3.5 million related to depreciation expense associated with the Company's former Polo store at 711 Fifth Avenue in New York City. The income tax provision reflects enactment-related charges of $231.3 million recorded in connection with U.S. tax reform.

(e)
Adjustments for the nine months ended December 30, 2017 include (i) charges of $79.0 million recorded in connection with the Way Forward plan, consisting of restructuring charges, impairment of assets, inventory-related charges, and accelerated stock-based compensation expense; (ii) additional impairment of assets of $10.8 million related to underperforming stores as a result of on-going store portfolio evaluation; and (iii) net other charges of $15.0 million primarily related to depreciation expense associated with the Company's former Polo store at 711 Fifth Avenue in New York City, the departure of Mr. Stefan Larsson, and the reversal of reserves associated with the settlement of certain non-income tax issues. The income tax provision reflects enactment-related charges of $231.3 million recorded in connection with U.S. tax reform.

NON-U.S. GAAP FINANCIAL MEASURES
Since Ralph Lauren Corporation is a global company, the comparability of its operating results reported in U.S. Dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. Dollar. These rate fluctuations can have a significant effect on the Company’s reported results. As such, in addition to financial measures prepared in accordance with accounting principles generally accepted in the U.S. ("U.S. GAAP"), the Company’s discussions often contain references to constant currency measures, which are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency. The Company presents constant currency financial information, which is a non-U.S. GAAP financial measure, as a supplement to its reported operating results. The Company uses constant currency information to provide a framework for assessing how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. Management believes this information is useful to investors for facilitating comparisons of operating results and better identifying trends in the Company’s businesses. The constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with U.S. GAAP.

This earnings release also includes certain other non-U.S. GAAP financial measures relating to the impact of charges and other items as described herein. The Company uses non-U.S. GAAP financial measures, among other things, to evaluate its operating performance and to better represent the manner in which it conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. While the Company considers non-U.S. GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP, and may be different from non-U.S. GAAP measures reported by other companies.

Adjustments made during the fiscal periods presented include charges recorded in connection with the Company’s restructuring plans, as well as depreciation expense associated with the Company’s former Polo store at 711 Fifth Avenue in New York City recorded after the store closed during the first quarter of Fiscal 2018 in connection with the Way Forward plan. Although the Company is no longer generating revenue or has any other economic activity associated with its former Polo store, it continues to incur depreciation expense due to its involvement at the time of construction. Adjustments also include certain other charges associated with other non-recurring events, as described in the footnotes to the non-U.S. GAAP financial measures above. The income tax provision has been adjusted for the tax-related effects of these charges, which were calculated using the respective statutory tax rates for each applicable jurisdiction, as well as enactment-related charges recorded in connection with U.S. tax reform, commonly referred to as the Tax Cuts and Jobs Act. Included in this earnings release are reconciliations between the non-U.S. GAAP financial measures and the most directly comparable U.S. GAAP measures before and after these adjustments.

Additionally, the Company’s full year Fiscal 2019 and fourth quarter Fiscal 2019 guidance excludes certain anticipated restructuring-related and other charges. The Company is not able to provide a full reconciliation of these non-U.S. GAAP financial measures to U.S. GAAP because certain material items that impact these measures, such as the timing and exact amount of charges related to our restructuring plans, have not yet occurred or are out of the Company’s control. Accordingly, a reconciliation of our non-U.S. GAAP based financial measure guidance to the most directly comparable U.S. GAAP measures is not available without unreasonable effort. However, the Company has identified the estimated impact of certain items excluded from its financial outlook. Specifically, the Company’s financial outlook excludes estimated remaining pretax charges of approximately $105 million related to its Way Forward Plan and approximately $40 million to $90 million related to its Fiscal 2019 Restructuring Plan.

SOURCE: Ralph Lauren Corporation
Investor Relations:
Corinna Van der Ghinst, 212-813-7868
Or
Corporate Communications:
rl-press@ralphlauren.com